Exhibit 10.1

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of May 1, 2018 (the “Effective Date”), by and between Dale E. Messick (the “Employee”) and Luna Innovations Incorporated (the “Company”).
The Company desires to continue to employ the Employee and, in connection therewith, to compensate the Employee for Employee’s personal services to the Company; and
The Employee wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.
This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Employee and the Company or any predecessor thereof, including without limitation the existing Employment Agreement between the Company and Employee dated March 28, 2012 (the “Existing Agreement”).
Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:
1.EMPLOYMENT BY THE COMPANY.
1.1    At-Will Employment. Employee shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Employee and the Company on the “at-will” nature of Employee’s employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company. Employee’s rights to any compensation following a termination shall be only as set forth in Section 6.
1.2    Position. Subject to the terms set forth herein, the Company agrees to continue to employ Employee, in the position of Chief Financial Officer, and Employee hereby accepts such continued employment. During the term of Employee’s employment with the Company, and excluding periods of vacation and sick leave to which Employee is entitled, Employee shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities.
1.3    Duties. Employee will report to the President and Chief Executive Officer (“CEO”) and will render such business and professional services in the performance of his duties, consistent with Employee’s position as Chief Financial Officer, as shall reasonably be assigned to him by the CEO and the Company’s Board of Directors (the “Board”), subject to the oversight and direction of the CEO and Board. Employee shall perform his duties under this Agreement principally out of the Company’s corporate headquarters, or such other location as assigned. In addition, the Employee

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shall make such business trips to such places as may be reasonably necessary or advisable for the efficient operations of the Company.
1.4    Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be adopted, revised or deleted from time to time in the Company’s sole discretion. The Employee will continue to be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	COMPENSATION.
2.1    Salary. Effective as of May 1, 2018, Employee shall receive for Employee’s services to be rendered hereunder an initial annualized base salary of $255,000, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”). This increase will be reflected in the Company’s first regularly scheduled payroll date after the Effective Date.
2.2    Bonus.
(a)    During Employment. Employee shall continue to be eligible to earn an annual performance bonus with a target of 40%, with a maximum potential of 80% of the actual salary received in the year in which the bonus is being measured (an “Annual Bonus” and the target amount of an Annual Bonus, the “Target Bonus” and the maximum amount of an Annual Bonus, the “Maximum Target Bonus). The Annual Bonus will be based upon the CEO’s and the Board’s assessment of the Employee’s performance and the Company’s attainment of targeted goals as set by the Board in its reasonable good faith discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the CEO and Board will determine whether the Employee has earned the Annual Bonus, and the amount of any Annual Bonus, based on the set criteria. No amount of the Annual Bonus is guaranteed, and the Employee must be an employee in good standing through December 31 of the year in which the Annual Bonus is being measured to be eligible to receive an Annual Bonus. No partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year immediately following the applicable calendar year for which the Annual Bonus is being measured. The Employee’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof). Employee acknowledges that if the Company adopts an incentive compensation plan the terms of any such plan may supersede and replace the provisions of this Section 2.2, as determined by the Company in its sole discretion
(b)    Upon Termination. Subject to the provisions of Section 6.1(a)(iii), in the event Employee leaves the employ of the Company for any reason prior to December 31 of the year in which the Annual Bonus is being measured, he is not eligible for such Annual Bonus, prorated or otherwise.

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2.3    Equity Incentive Awards.
(a)    Prior Equity Incentive Awards. The parties acknowledge that Exhibit A is a complete and accurate list of Employee’s options to purchase shares of the Company’s common stock (the “Prior Options”) and restricted shares of the Company’s common stock (“Prior Restricted Stock Awards”) granted by the Company to Employee prior to the Effective Date of this Agreement. The Prior Options and Prior Restricted Stock Awards are subject to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) or the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) and individual stock option and restricted stock grant notices and agreements (“Award Agreements”), as applicable, including but not limited to the vesting schedules set forth therein.
(b)    Acceleration. The Prior Options and Prior Restricted Stock Awards may be subject to accelerated vesting in accordance with Section 6 of this Agreement.
2.4    Expense Reimbursement. The Company will reimburse Employee for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.[INTENTIONALLY DELETED].

4.OUTSIDE ACTIVITIES. Except with the prior written consent of the CEO, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee position with the Company; or (iii) reasonable time serving as trustee, director or advisor to any family companies or trusts. This restriction shall not, however, preclude the Employee (x) from owning (A) less than one percent (1%) of the total outstanding shares of a publicly traded company or (B) equity in real estate holding or management companies, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
5.NO CONFLICT WITH EXISTING OBLIGATIONS. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

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6.TERMINATION OF EMPLOYMENT. The parties acknowledge that Employee’s employment relationship with the Company is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1    Termination by the Company or Resignation by Employee.
(a)    The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time with or without Cause (as defined below), by giving notice as described in Section 7.1 of this Agreement. Likewise, Employee can resign from employment with the Company with or without Good Reason (as defined below), by giving notice as described in Section 7.1 of this Agreement. If Employee is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Employee shall be entitled to the Accrued Obligations (as defined below), and in addition, if Employee is terminated without Cause or resigns for Good Reason, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that the Employee executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company and its affiliates and representatives, in a reasonable form presented by the Company (the “Release”), and subject to Section 6.1(b) (the date that the Release becomes effective and may no longer be revoked by the Employee is referred to as the “Release Date”), then the Employee shall be eligible to receive the following severance benefits (collectively the “Severance Benefits”):
(i)    An amount equal to nine (9) months of Employee’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates;
(ii)    provided Employee timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the portion of the COBRA premiums that the Company was previously paying, to continue Employee’s health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date (the “COBRA Severance Period”); (2) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA

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premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Employee of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company;
(iii)    A lump sum cash payment in an amount equal to the Target Bonus for the year in which the termination occurs (the “Bonus Severance Payment”), subject to standard payroll deductions and withholdings, which will be paid when annual bonuses are otherwise paid, which in no event will be later than March 15 of the year following the year in which the termination date occurs; and
(iv)    A lump cash payment equal to the value of any unvested 401(k) Company match amount.
(b)    Employee shall not receive the Severance Benefits pursuant to Section 6.1(a) unless he executes the Release within the consideration period specified therein, which shall in no event be more than 45 days, and until the Release becomes effective and can no longer be revoked by Employee under its terms. Employee’s ability to receive benefits pursuant to Section 6.1(a) is further conditioned upon his: returning all Company property; complying with his post-termination obligations under this Agreement and any applicable Confidentiality Agreement (for purpose of this Agreement, also meaning any similar agreement covering noncompetition, non-solicitation, ownership of inventions and/or confidentiality provisions, etc.); complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein; and resignation from any other positions he holds with the Company, effective no later than his Employee’s date of termination (or such other date as requested by the CEO).

(c)    The Company will not make any payments to Employee with respect to any of the benefits pursuant to Section 6.1(a) prior to the 60th day following Employee’s date of termination. On the 60th day following Employee’s date of termination, and provided that Employee has delivered an effective Release, the Company will make the first payments to Employee under Section 6.1(a)(i) in a lump sum equal to the aggregate amount of payments that the Company would have paid Employee through such date had the payments commenced on the Employee’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section 6.7.

(d)    For purposes of this Agreement, “Accrued Obligations” are (i) Employee’s accrued but unpaid salary and accrued but unused vacation through the date of termination (which, for purpose of clarity, shall be paid in cash), (ii) any unreimbursed business expenses incurred by Employee payable in accordance with the Company’s standard expense reimbursement policies, (iii) benefits owed to Employee under any qualified retirement plan or health and welfare benefit plan in which Employee was a participant in accordance with applicable law and the provisions of such plan; and (iv) any Annual Bonus earned but unpaid for the prior fiscal year.
(e)    For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Employee’s consent: (i) a reduction of Employee’s

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Base Salary (unless such reduction is made in connection with an across-the-board reduction in base salaries of the Company’s senior executives); (ii) material reduction in Employee’s authority, duties or responsibilities in the position stated above, provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Employee’s position; (iii) a material change in the geographic location of Employee’s primary work facility or location; provided, that a relocation of fifty (50) or more miles from downtown Roanoke, Virginia, will be considered a material change in geographic location; (iv) any material breach by the Company of any of its obligations hereunder; or (v) a change so that Employee is no longer eligible to receive an Annual Bonus as described in the first two sentences of Section 2.2(a). In order to resign for Good Reason, Employee must provide written notice of the event giving rise to Good Reason to the CEO within thirty (30) days after the condition first arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, Employee’s resignation from all positions Employee then holds with the Company must be effective not later than sixty (60) days after the end of the Company’s cure period.

(f)    For purposes of this Agreement, “Cause” means first, the Employee’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (which, for purpose of clarity, would exclude traffic offenses). Second, “Cause” means, as reasonably determined in good faith by the CEO, Employee’s willful and material acts or omissions that constitute the following conduct: (i) commission or attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (ii) material violation of any contract or agreement between the Employee and the Company or of any statutory duty owed to the Company after Employee is provided with a reasonable opportunity of not less than thirty (30) days to cure from the date written notice (in reasonable detail) thereof is given to Employee by the Company; (iii) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (iv) gross misconduct or gross negligence causing material injury to the Company; (v) breach of fiduciary duty, including without limitation concealing information relevant to the Company from the CEO or the Board of a nature that senior executives should disclose to a chief executive officer or boards of directors in fulfilling such duty; or (vii) refusal to comply with a lawful directive of the CEO or the Board after Employee is provided with a reasonable opportunity of not less than ten (10) days to cure from the date notice thereof is given to Employee by the Company.
(g)    The benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

(h)    Any damages caused by the termination of Employee’s employment without Cause or for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Employee is eligible pursuant to Section 6.1(a) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(i)    If the Company terminates the Employee’s employment for Cause or Employee resigns from employment with the Company without Good Reason, regardless of whether

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or not such termination is in connection with a Change in Control (as defined below), then Employee shall be entitled to the Accrued Obligations, but Employee will not receive the Severance Benefits or any other severance compensation or benefit.

6.2    Resignation by the Employee for Good Reason or Termination by the Company without Cause (in connection with a Change in Control).
(a)    In the event that the Company terminates Employee’s employment without Cause or Employee resigns for Good Reason within three months prior to or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Employee shall be entitled to the Accrued Obligations and, subject to Employee’s compliance with Section 6.1(b) above, including but not limited to the Release requirement and Employee’s continued compliance with his obligations to the Company under any applicable Confidentiality Agreement, then:
(i)    Employee shall be eligible to receive the Severance Benefits under the terms and conditions described in Section 6.1; provided that (A)    the amounts set forth in clauses (i) and (iv) of Section 6.1(a) shall be paid in lump sums in accordance with the timing set forth in Section 6.1(a) and not deferred per such clauses (i) and (iv) and (B) the Bonus Severance Payment shall be equal to the Maximum Target Bonus as opposed to the Target Bonus; and
(ii)    Effective as of the later of Employee’s Change in Control Termination Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options and other stock awards covering the Company’s Common Stock that are held by Employee as of immediately prior to the Change in Control Termination Date shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full. Employee’s stock options and stock awards shall remain outstanding following Employee’s Change in Control Termination Date if and to the extent necessary to give effect to this Section 6.2(a)(ii) subject to earlier termination under the terms of the equity plan under which such awards were granted and the original maximum term of the award (without regard to Employee’s termination).
(b)    As used in this Agreement, “Change in Control” means “Change in Control” as defined in the Company’s 2016 Equity Incentive Plan.

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6.3    Termination by Virtue of Death or Disability of the Employee.
(a)    In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Employee’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Employee’s legal representatives the Accrued Obligations due to Employee, but the Company will not provide the Severance Benefits, or any other severance compensation or benefit.
(b)    Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Employee, to terminate this Agreement based on the Employee’s Disability (as defined below). Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because the Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on the Employee’s Disability, Employee will be entitled to the Accrued Obligations, but will not receive the Severance Benefits, or any other severance compensation or benefit.
6.4    Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.4, Employee will be entitled to the Accrued Obligations, but will not receive the Severance Benefits, or any other severance compensation or benefit.
6.5    Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company; provided, however, that the obligations hereunder shall not interfere with Employee’s efforts to obtain subsequent employment and/or his obligations to and responsibilities for a subsequent employer and the obligations hereunder shall end six months after the termination of the Employee’s employment; and provided further that the Employee will be paid for his efforts hereunder at an hourly rate determined by dividing his last Annual Salary by 1,800 hours and that Employee shall be reimbursed his reasonable expenses.
6.6    Effect of Termination. Employee agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company, including, but not limited, all positions with any and all subsidiaries and Affiliates of the Company.

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6.7    Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Employee’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Employee’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Employee’s Separation from Service, and (b) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will pay to Employee a lump sum amount equal to the sum of the severance benefits that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.7 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.7.
6.8    Excise Tax Adjustment. Notwithstanding any of the foregoing to the contrary in the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Employee’s severance benefits under this Agreement shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and

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may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction in payments and/or benefits required by this Section shall occur in the following order: (1) reduction of cash payments; (2) reduction in vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Employee’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
7.GENERAL PROVISIONS.
7.1    Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll or to Employee’s Company-issued email address, or at such other address as the Company or Employee may designate by ten (10) days advance written notice to the other.
7.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.3    Waiver. If either party should waive any breach of any provisions of this Agreement, Employee or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4    Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including without limitation the Existing Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into a separate Confidentiality Agreement and have or may enter into separate agreement related to stock awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

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7.5    Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.6    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7    Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.
7.8    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Virginia.
7.9    Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, or the Employee’s termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Roanoke, Virginia area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes and shall be kept confidential, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Employee’s option, Employee may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all

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claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.
Luna Innovations Incorporated

By: /s/ Scott A. Graeff
Scott A. Graeff
President & CEO

Employee:

/s/ Dale E. Messick
Dale E. Messick

{2312556-2, 110610-00000-01}

Prior Option and Prior Restricted Stock Awards
(see attached)

{2312556-2, 110610-00000-01}